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                                                                    EXHIBIT 15



August 13, 1996



PacifiCorp
700 N.E. Multnomah
Portland, Oregon

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PacifiCorp and subsidiaries for the periods ended June 30, 1996 and 1995, as indicated in our report dated July 19, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, is incorporated by reference in Registration Statement Nos. 33-62095, 33-51163, 33-55309, and 333-03357, all on Form S-3; in Registration Statement Nos. 33-58461, 33-51277, 33-54169, 33-56625, 33-57043, and 333-01545 and Post-
Effective Amendment No. 1 to Registration Statement No. 33-17970, all on Form S-8; and in Registration Statement No. 33-36239 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





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